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EXHIBIT 6

GUARANTY—SECURITY AGREEMENT—STOCK PLEDGE

        This GUARANTY—SECURITY AGREEMENT—STOCK PLEDGE ("Agreement"), dated as of February 22, 2002, is entered into by and among Joseph Levy, Jody Levy-Schlesinger, Felicia Levy Weston, and Bret Levy (collectively the "Pledgor") and THE HARRIS COMPANY, a California corporation (the "Credit Facilitator").

RECITALS

        A.    The Credit Facilitator and Gottschalks Inc. have entered into that certain Credit Facilitation Agreement, and other instruments, documents and agreements contemplated thereby or related thereto.

        B.    Pledgor is the record and beneficial owner of 2,254,512 shares of Gottschalks Inc., in which Pledgor is granting a security interest to Credit Facilitator.

A G R E E M E N T

        NOW THEREFORE, in consideration of the mutual promises, covenants, conditions, representations, and warranties here-in-after set forth and for other good and valuable consideration, the parties hereto mutually agree as follows:

        1.    Definitions and Construction.

                1.1    Definitions.    All initially capitalized terms used but not defined in this Agreement shall have the meanings assigned to such terms in the Credit Facilitation Agreement. In addition, the following terms, as used in this Agreement, have the following meanings:

            "Bankruptcy Code" means Bankruptcy Reform Act of 1978 (11 U.S.C. Sections 101-1330), as amended or supplemented from time to time, and any successor statute, and any and all rules issued or promulgated in connection therewith.

            "Code" means the California Uniform Commercial Code, as amended and supplemented from time to time, and any successor statute.

            "Collateral" means all of the following:

            (i)    All of the Shares;

            (ii)    All of Pledgor's presently existing and hereafter arising stock subscription warrants, stock options, or other rights to any of the Corporation's' capital stock and all rights represented thereby (the "Options"); and

            (iii)    The proceeds of each of the foregoing, including any and all dividends, cash, stock, instruments, and other property from time to time received, receivable, or otherwise distributed in respect of or in exchange for any of the Shares or Options (the "Proceeds")

            "Corporation" means Gottschalks Inc., a Delaware corporation.

            "Credit Facilitation Agreement" means that certain Credit Facilitation Agreement by and between by Credit Facilitator and Corporation entered into concurrently herewith.

            "Credit Facilitator" means The Harris Company, a California corporation.

            "Event of Default" means the failure by Corporation to strictly comply with and completely discharge Corporation's obligations with respect to and under the Credit

    Facilitation Agreement, and the failure by Pledgor to strictly comply with and completely discharge Pledgor's obligations with respect to and under this Agreement.

            "Pledgor" means Joseph Levy, Jody Levy-Schlesinger, Felicia Levy Weston, and Bret Levy collectively.

            "Secured Obligations" means any and all of the obligations of the Corporation with respect to the Credit Facilitation Agreement and the obligations of Pledgor hereunder.

            "Shares" means all of the shares of the Corporation owned by Pledgor, however held, on and as of the date of this Agreement.

            "33 Act" means the Securities Act of 1933, as amended and supplemented from time to time, and any successor statute, and any and all rules promulgated in connection therewith.

                1.2    Construction.    Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, and the term "including" is not limiting. The words "hereof," "herein," "hereby," "hereunder," and other similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement. Any reference herein to any document includes any and all alterations, amendments, extensions, modifications, renewals, or supplements thereto or thereof, as applicable. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Credit Facilitator or Pledgor, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by Pledgor, Credit Facilitator, and their respective counsel, and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of Credit Facilitator and Pledgor.

        2.    Guaranty.    Pledgor unconditionally and irrevocably guaranties to Credit Facilitator the full and prompt payment and performance when due and at all times thereafter, of each and all of the Secured Obligations, and further agrees to pay all costs and expenses including, without limitation, all court costs and reasonable attorneys' fees and expenses paid or incurred in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against the Corporation or Pledgor with respect to the Credit Facilitation Agreement and this Agreement. Pledgor's guaranty shall be enforceable against, and to the extent of, the Collateral, but shall not be enforceable against any other of Pledgor's assets. Pledgor's guaranty is not intended to result in personal liability to any extent.

        3.    Pledge.    As security for the prompt and complete payment and performance of the Secured Obligations, Pledgor hereby delivers, pledges, and grants to Credit Facilitator a continuing security interest in all of Pledgor's now-owned or hereafter-acquired right, title, and interest in and to the Collateral. All certificates or instruments representing or evidencing the Collateral shall be delivered promptly to and held by Credit Facilitator, together with undated stock powers endorsed in blank for each stock certificate representing Shares, all in form and substance satisfactory to Credit Facilitator.

        4.    Further Assurances.    Pledgor agrees that it shall cooperate with Credit Facilitator and shall execute and deliver, or cause to be executed and delivered, to Credit Facilitator all stock powers, proxies, assignments, financing statements, instruments, and other documents, and shall take all further action, at the expense of Pledgor, from time to time reasonably requested by Credit Facilitator, in order to maintain a continuing, first-priority, perfected security interest in the Collateral in favor of Credit Facilitator, and to enable Credit Facilitator to exercise and enforce its rights and remedies hereunder with respect to the Collateral, and Pledgor agrees that it shall execute and deliver to Credit Facilitator at Credit Facilitator's request any further applications, agreements, documents and instruments, and shall perform any and all acts deemed reasonably necessary by Credit Facilitator to carry into effect the terms, conditions, and provisions of this Agreement and the transactions connected herewith. Should Pledgor fail to execute or deliver any such applications, agreements, documents, financing statements and instruments, or to perform any such acts, Pledgor acknowledges that Credit

Facilitator may execute and deliver the same and perform such acts in the name of Pledgor and on its behalf as its attorney-in-fact in accordance with Section 11.3 and Section 13.

        5.    Credit Facilitator's Duties.    Credit Facilitator shall not have any duties with respect to the Collateral other than the duty to use reasonable care if the Collateral is in its possession. In accordance with the Code, Credit Facilitator shall be deemed to have used reasonable care if it observes substantially the same standard of care with respect to the custody or preservation of the Collateral as it observes with respect to similar assets owned by Credit Facilitator. Without limiting the generality of the foregoing, Credit Facilitator shall not be under any obligation to take any steps to preserve rights in the Collateral against any other parties, to sell the same if it threatens to decline in value, or to exercise any rights represented thereby (including rights with respect to calls, conversions, exchanges, maturities, or tenders); provided, however, that Credit Facilitator may, at its option, after the occurrence and during the continuance of an Event of Default, do so, and any and all expenses incurred in connection therewith shall be for the account of Pledgor.

        6.    Voting Rights; Dividends; Etc.    During the term of this Agreement, and as long as no Event of Default has occurred and is then continuing:

                        6.1    Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Shares or any part thereof; provided, however, no vote shall be cast or any consent, waiver or ratification given or any action taken which would violate or be inconsistent with the terms of this Agreement, the Credit Facilitation Agreement or any other instrument or agreement referred to therein or herein, or which could have the effect of materially impairing the value of the Collateral or any part thereof or the position or interest of Credit Facilitator therein.

                        6.2    Except when an Event of Default exists, Pledgor shall be entitled to receive and retain any and all dividends and distributions paid in respect of the Shares; provided, however, that any and all:

    (a)
    dividends and distributions paid or payable other than in cash in respect of, and any and all additional Shares or instruments or other property received, receivable, or otherwise distributed in respect of, or in exchange for, any Shares;

    (b)
    dividends and distributions paid or payable in cash in respect of any Shares in connection with a partial or total liquidation or dissolution, merger, consolidation of any Company, or any exchange of stock, conveyance of assets, or similar corporate reorganization; and

    (c)
    cash paid with respect to, payable, or otherwise distributed on redemption of, or in exchange for, any Shares, shall be forthwith delivered to Credit Facilitator to hold as Collateral and shall, if received by Pledgor, be received in trust for the benefit of Credit Facilitator, be segregated from the other property or funds of Pledgor, and be forthwith delivered to Credit Facilitator as Collateral in the same form as so received (with any necessary endorsement), and, if deemed appropriate by Credit Facilitator, Pledgor shall take such actions, including the actions described in Section 4, as Credit Facilitator may require.

        7.    Representations, Warranties, and Covenants.    Pledgor warrants, represents, and covenants that:

                        7.1    The execution, delivery and performance of this Agreement are within Pledgor's powers, are not in conflict with the terms of any agreement or instrument of Pledgor, and will not constitute an event of default under any material contract, obligation, indenture or other instrument to which Pledgor is a party; and there is no law, rule or regulation, nor is there any judgment, decree or order of any court or governmental authority binding on Pledgor which would be contravened by the execution, delivery, performance or enforcement of this Agreement.

                        7.2    Pledgor has taken all legal action necessary to authorize the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby.. Upon its execution and delivery in accordance with the terms hereof, this Agreement will constitute the legal, valid and binding agreement and obligation of Pledgor, enforceable against Pledgor in accordance with its terms, except as enforce ability may be limited by bankruptcy, insolvency, and similar laws and equitable principles affecting the enforcement of creditors' rights generally.

                        7.3    Except as provided by applicable securities laws, there are no restrictions upon the transfer of any of the Collateral to or by Credit Facilitator, and Pledgor is the sole beneficial owner of the Collateral and has the right to pledge and grant a security interest in or otherwise transfer such Collateral free of any encumbrances or rights of third parties.

                        7.4    All of the Collateral is and shall remain free from all liens, claims, encumbrances, and purchase-money or other security interests, except as to 150,000 of the Shares, which are subject to prior Pledge.

                        7.5    The execution and delivery of this Agreement, and the delivery to Credit Facilitator of the Shares creates a valid, perfected, and first-priority security interest in the Collateral in favor of Credit Facilitator for the benefit of Credit Facilitator, and all actions necessary or desirable to such perfection have been duly taken.

                        7.6    No authorization or other action by, and no notice to or filing with, any governmental authority or regulatory body is required either: (a) for the grant by Pledgor of the security interest granted hereby or for the execution, delivery, or performance of this Agreement by Pledgor; (b) for the perfection of or exercise by Credit Facilitator of its rights and remedies hereunder (except as may have been taken by or at the direction of Pledgor, or as may be required in connection with a disposition of the Collateral by laws affecting the offering and sale of securities generally, or filings for perfection on proceeds); or (      c) for the exercise by Credit Facilitator of the voting or other rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement (except as may be required in connection with a disposition of the Collateral by laws affecting the offering and sale of securities generally).

                        7.7    There are no presently existing Options.

                        7.8    All of the Shares have been duly and validly issued and are fully paid and nonassessable.

                        7.9    Pledgor has made its own arrangements for keeping informed of changes or potential changes affecting the Collateral (including, but not limited to, rights to convert, rights to subscribe, payment of dividends, reorganization or other exchanges, tender offers, and voting rights), and Pledgor agrees that Credit Facilitator shall not have any responsibility or liability for informing Pledgor of any such changes or potential changes or for taking any action or omitting to take any action with respect thereto.

        8.    Share Adjustments.    In the event that during the term of this Agreement, any reclassification, readjustment, or other change is declared or made in the capital structure of any of the Corporation, or any Option is exercised, all new substituted and additional shares, options, or other securities, issued or issuable to Pledgor by reason of any such change or exercise shall be delivered to and held by Credit Facilitator under the terms of this Agreement in the same manner as the Collateral originally pledged hereunder.

        9.    Options.    In the event that during the term of this Agreement, Options shall be issued or exercised in connection with the Collateral, such Options acquired by Pledgor shall be immediately assigned by Pledgor to Credit Facilitator and all new shares or other securities so acquired by Pledgor shall also be immediately assigned to Credit Facilitator to be held under the terms of this Agreement in the same manner as the Collateral originally pledged hereunder.

        10.    Events of Default.    The occurrence and continuation of an event of default under the Credit Facilitation Agreement shall constitute an Event of Default under this Agreement.

        11.    Remedies Upon Default.    Upon the occurrence of an Event of Default and during the continuance thereof, Credit Facilitator shall have, in addition to any other rights given by law or in this Agreement, in the Credit Facilitation Agreement, or in any other agreement between Credit Facilitator, on the one hand, and Guarantor and Pledgor, on the other hand, all of the rights and remedies with respect to the Collateral of a secured party under the Code, and also shall have, without limitation, the following rights, which Pledgor hereby agrees to be commercially reasonable:

                        11.1    to transfer all or any part of the Collateral into the Credit Facilitator's name or the name of its nominee or nominees;

                        11.2    all rights of Pledgor to exercise the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 6.1 and to receive the dividends and distributions that it would otherwise be authorized to receive and retain pursuant to Section 6.2 shall, at Credit Facilitator's option, and upon notice to Pledgor, cease, and all such rights shall, at Credit Facilitator's option, and upon notice to Pledgor, thereupon become vested in Credit Facilitator, and Credit Facilitator shall, at its option, and upon notice to Pledgor, thereupon have the sole right to exercise such voting and other consensual rights and to receive and hold as Collateral such dividends and interest payments. Any payments received by Pledgor contrary to the provisions of this Section shall be held in trust by Pledgor for the benefit of Credit Facilitator, shall be segregated from other funds of Pledgor, and shall be promptly paid over to Credit Facilitator, with any necessary endorsements;

                        11.3    upon notice to Pledgor, to vote all or any part of the Shares (whether or not transferred into the name of the Credit Facilitator), and give all consents, waivers and ratifications in respect of the Collateral and otherwise act with respect thereto as though it were the outright owner thereof; PLEDGOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS CREDIT FACILITATOR THE PROXY AND ATTORNEY-IN-FACT OF PLEDGOR, COUPLED WITH AN INTEREST, WITH FULL POWER OF SUBSTITUTION TO DO SO; SUCH PROXY SHALL CONTINUE IN FULL FORCE AND EFFECT AND TERMINATE UPON THE INDEFEASIBLE PAYMENT IN FULL OF THE SECURED OBLIGATIONS.

                        11.4    at any time or from time to time, to sell, assign and deliver, or grant options to purchase, all or any part of the Collateral, or any interest therein, at any public or private sale, without demand of performance, advertisement or notice of intention to sell or of the time or place of sale or adjournment thereof or to redeem or otherwise (all of which are hereby waived by Pledgor), for cash, on credit or for other property, for immediate or future delivery without any assumption of credit risk, and for such price or prices and on such terms as the Credit Facilitator in its absolute discretion may determine; provided, that at least 10 days notice of the time and place of any such sale shall be given to Pledgor. Credit Facilitator shall not be obligated to make any such sale of Collateral regardless of whether any such notice of sale has therefore been given. Pledgor hereby waives any other requirement of notice, demand, or advertisement for sale, to the extent permitted by law. Pledgor hereby waives and releases to the fullest extent permitted by law any right or equity of redemption with respect to the Collateral, whether before or after sale hereunder, and all rights, if any, of marshaling the Collateral and any other security for the Secured Obligations or otherwise. At any such sale, unless prohibited by applicable law, Credit Facilitator may bid for and purchase all or any part of the Collateral so sold free from any such right or equity of redemption. Credit Facilitator shall not be liable for failure to collect or realize upon any or all of the Collateral or for any delay in so doing. Credit Facilitator shall not be under any obligation to take any action whatsoever with regard thereto;

                        11.5    to buy the Collateral, in its own name, or in the name of a designee or nominee. Credit Facilitator shall have the right to execute any document or form, in its name or in the name of the Pledgor, that may be necessary or desirable in connection with such sale of the Collateral.

                        11.6    to sell all or any part of the Collateral by a private placement, restricting bidders and prospective purchasers to those who will represent and agree that they are purchasing for investment only and not for distribution. In so doing, Credit Facilitator may solicit offers to buy the Collateral, or any part of it for cash, from a limited number of investors deemed by Credit Facilitator, in its reasonable judgment, to be responsible parties who might be interested in purchasing the Collateral. If Credit Facilitator shall solicit such offers from not less than four (4) such investors, then the acceptance by Credit Facilitator of the highest offer obtained therefore shall be deemed to be a commercially reasonable method of disposition of such Collateral, even though the sales price established and/or obtained may be substantially less than the price that would be obtained pursuant to a public offering. Notwithstanding the foregoing, should Credit Facilitator determine that, prior to any public offering of any securities contained in the Collateral, such securities should be registered under the "33 Act and/or registered or qualified under any other federal or state law, and that such registration and/or qualification is not practical, Pledgor agrees that it will be commercially reasonable if a private sale is arranged so as to avoid a public offering even if offers are solicited from fewer than four (4) investors, and even though the sales price established and/or obtained may be substantially less than the price that would be obtained pursuant to a public offering.

                        11.7    If Credit Facilitator shall determine to exercise its right to sell all or any of the Collateral, and if, in the opinion of counsel for Credit Facilitator, it is necessary, or if, in the opinion of Credit Facilitator, it is advisable, to have the Collateral, or the portion thereof to be sold, registered under the provisions of the "33 Act, the Pledgor agrees, at its own expense (as more fully provided in Section 11.8):

    (a)
    to execute and deliver, and to use its commercially reasonable efforts to cause Company and its directors and officers to execute and deliver all such instruments and documents, and to do or cause to be done all other such acts and things, as may be necessary or, in the opinion of the Credit Facilitator, advisable to register the Collateral, or the portion thereof to be sold, under the provisions of the "33 Act and to cause the registration statement relating thereto to become effective and to remain effective for such period as prospectuses are required by law to be furnished, and to make or cause to be made all amendments and supplements thereto and to the related prospectus that, in the opinion of Credit Facilitator, are necessary or advisable, all in conformity with the requirements of the "33 Act and the rules and regulations of the Securities and Exchange Commission applicable thereto;

    (b)
    to use its commercially reasonable efforts to cause Company to agree to make, and to make available to its security holders as soon as practicable, an earnings statement (which need not be audited) covering a period of at least twelve (12) months, beginning with the first month after the effective date of any such registration statement, which earnings statement will satisfy the provisions of Section 11(a) of the "33 Act;

    (c)
    to use its commercially reasonable efforts to qualify the Collateral under state Blue Sky or securities laws and to obtain the approval of any governmental authorities for the sale of the Collateral, as requested by Credit Facilitator; and

    (d)
    at the request of Credit Facilitator, to indemnify and hold harmless Credit Facilitator, and any underwriters (and any person controlling either off the Credit Facilitator, or such underwriters) from and against any loss, liability, claim, damage, and expenses (and reasonable counsel fees incurred in connection therewith) under the "33 Act or otherwise insofar as such loss, liability, claim, damage, or expense arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in such registration statement or prospectus or in any preliminary prospectus or any amendment or supplement thereto, or arises out of or is based upon any omission or alleged omission to state therein a material fact required to be stated or necessary to make the statements therein not misleading, such indemnification to remain operative regardless of any investigation made by or on behalf of the Credit Facilitator, or any underwriters (or any person controlling the Credit Facilitator, or such underwriters).

                        11.8    Expenses payable by Pledgor in connection with any disposition under Section 11.7 shall include, but shall not be limited to, all costs of a registration under the "33 Act of any Collateral or of sale of any Collateral pursuant to Regulation A under the "33 Act, brokers' or underwriters' commissions, fees, or discounts, reasonable accounting and legal fees, costs of printing and other reasonable expenses of transfer and sale.

        12.    Indefeasible Payment.    The Secured Obligations shall not be considered indefeasibly paid for purposes of this Agreement unless and until all payments to Credit Facilitator are no longer subject to any right on the part of any person, including Pledgor, Pledgor as a debtor in possession, or any trustee (whether appointed under the Bankruptcy Code or otherwise) of Pledgor or any of Pledgor's Assets, to invalidate or set aside such payments or to seek to recoup the amount of such payments or any portion thereof, or to declare same to be fraudulent or preferential; provided, however, that Credit Facilitator shall release its security interest in the Collateral at such time as the Secured Obligations have been fully and finally discharged. In the event that, for any reason, any portion of such payments to Credit Facilitator is set aside or restored, whether voluntarily or involuntarily, after the making thereof, then the obligation intended to be satisfied thereby shall be revived and continued in full force and effect as if the payment or payments had not been made.

        13.    Credit Facilitator as Pledgor's Attorney-in Fact.    Pledgor hereby irrevocably appoints Credit Facilitator as its attorney-in-fact to arrange for the transfer, at any time after the occurrence and during the continuance of an Event of Default, of the Collateral on the books of the Companies to the name of Credit Facilitator or to the name of Credit Facilitator's nominee. Pledgor further authorizes Credit Facilitator to perform any and all acts which Credit Facilitator deems necessary for the protection and preservation of the Collateral or of the value of Credit Facilitator's security interest therein, including but not limited to receiving income thereon as additional security hereunder, all at Pledgor's expense, and Pledgor agrees to repay Credit Facilitator promptly upon demand any amounts expended hereunder by Credit Facilitator, together with interest thereon. Pledgor further grants to Credit Facilitator a power of attorney coupled with an interest to execute all agreements, forms, applications, documents and instruments and to take all actions and do all things as could be executed, taken, or done by Pledgor in connection with the protection and preservation of the Collateral or this Agreement. This power of attorney is irrevocable and coupled with an interest, and authorizes Credit Facilitator to act for Pledgor in connection with the matters described herein without notice to or demand upon Pledgor.

        14.    General Provisions.

                14.1    Cumulative Remedies; No Prior Recourse to Collateral.    The enumeration herein of Credit Facilitator's rights and remedies is not intended to be exclusive, and such rights and remedies are in addition to and not by way of limitation of any other rights or remedies that Credit Facilitator may have under the Credit Facilitation Agreement, the Code, or other applicable law. Credit Facilitator shall have the right, in its sole discretion, to determine which rights and remedies are to be exercised and in which order. The exercise of one right or remedy shall not preclude the exercise of any others, all of which shall be cumulative.

                14.2    No Implied Waivers.    No act, failure, or delay by Credit Facilitator shall constitute a waiver of any of its rights and remedies. No single or partial waiver by Credit Facilitator of any provision of this Agreement or the Credit Facilitation Agreement, or of a breach or default hereunder or thereunder, or of any right or remedy which Credit Facilitator may have, shall operate as a waiver of any other provision, breach, default, right, or remedy or of the same provision, breach, default, right, or remedy on a future occasion. No waiver by Credit Facilitator shall affect its rights to require strict performance of this Agreement or the Credit Facilitation Agreement.

                14.3    Notices.    All notices, consents or waivers required or permitted in this Guaranty—Security Agreement—Stock Pledge shall be in writing and be deemed to have been duly given (a) when delivered to the recipient personally; (b) three (3) business days after being mailed by registered or certified mail, return receipt requested, postage prepaid, addressed to the recipient as set forth below; or (c) upon electronically verified transmission by facsimile, whichever is earlier. A party may change its address for notice by any notice given in accordance herewith.

If to Pledgor:	Joseph Levy 6475 N. Sequoia Drive Fresno, CA 93711
Jody Levy-Schlesinger 3601 Terrace View Encino, CA 91436
Felicia Levy-Weston 1913 Grant Avenue San Francisco, CA 94133
Bret Levy 16204 Deer Path Lane Clovis, CA 93612
If to Credit Facilitator:	Jorge Pont President and CEO The Harris Company c/o El Corte Ingles, S.A. Hermosilla 112 28009—Madrid SPAIN
Phone: 011 34 91 406 8509 Fax: 011 34 91 402 3103
With Copy to:	Thomas H. McPeters, Esq. McPeters McAlearney Shimoff & Hatt, APC 4 West Redlands, Boulevard, 2nd Floor P.O. Box 2084 Redlands, CA 92373 Phone: (909) 792-8919 Fax: (909) 792-6234

                14.4    Successors and Assigns.    This Agreement shall bind and inure to the benefit of the respective successors and assigns of the parties hereto; provided, however, that Pledgor may not assign this Agreement nor delegate any of its duties hereunder without Credit Facilitator's prior written consent and any prohibited assignment shall be absolutely void. Credit Facilitator may assign this Agreement and its rights and duties hereunder and no consent or approval by Pledgor is required in connection with any such assignment.

                14.5    Section Headings.    Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

                14.6    Amendments in Writing.    This Agreement cannot be changed or terminated orally, but only by a writing signed by each party hereto. All prior agreements, understandings, representations, warranties, and negotiations, if any, are merged into this Agreement.

                14.7    Counterparts; Facsimile Execution.    This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by facsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by facsimile also shall deliver a manually executed counter-part of this Agreement but the failure to deliver a manually executed counterpart shall not affect the validity, enforce-ability, and binding effect of this Agreement.

                14.8    Termination By Credit Facilitator.    After termination of the Credit Facilitation Agreement and when Credit Facilitator have received payment and performance, in full, of the Secured Obligations, Credit Facilitator shall execute and deliver to Pledgor a termination of all of the security interests granted by Pledgor hereunder and, to the extent they have been delivered to Credit Facilitator and not disposed of in accordance with this Agreement, certificates evidencing the Shares.

                14.9    Governing Law; Severability of Provisions.    This Agreement shall be deemed to have been made in the State of California and the validity, enforceability, construction, interpretation and enforcement of this Agreement and the rights of the parties hereto shall be determined under, governed by and construed in accordance with the laws of the State of California, without regard to the principles of conflicts of law; provided, however, the respective rights of the parties hereto in the Collateral, including voting the Shares, transfer of the Shares and proxy rights, shall be governed by the Delaware General Corporation Law to the extent such law is applicable to such rights. If any provision of this Agreement or its exhibits shall be determined to be invalid, void or illegal, such provision shall be construed and amended in a manner which would permit its enforcement, but in no event shall such provision affect, impair or invalidate any other provision hereof.

                14.10    Jurisdiction and Venue: Waiver of Jury Trial.    The parties hereto agree that all actions or proceedings arising in connection with this Credit Facilitation Agreement shall be tried and litigated only in the state courts located in the County of San Bernardino, State of California, or in the federal courts located in the County of Riverside, State of California. THE PARTIES HERETO HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION OR PROCEEDING ARISING UNDER OR WITH RESPECT TO OR IN ANY WAY RELATED TO THIS AGREEMENT. THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION OF THE AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY HERETO TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

                14.11    Resolution of Conflicts.    In the event that any express provision or term of this Agreement conflicts with the express provisions and terms of the Credit Facilitation Agreement, the provision or term in the Credit Facilitation Agreement shall control.

        IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

/s/ JOSEPH LEVY Joseph Levy
/s/ JODY LEVY-SCHLESINGER Jody Levy-Schlesinger
/s/ FELICIA LEVY-WESTON Felicia Levy-Weston
/s/ BRET LEVY Bret Levy

THE HARRIS COMPANY, a California corporation, as Credit Facilitator
By:	/s/ JORGE PONT Jorge Pont President and Chief Executive Officer
By:	/s/ THOMAS H. MCPETERS Thomas H. McPeters Chief Financial Officer and Secretary

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GUARANTY—SECURITY AGREEMENT—STOCK PLEDGE